Exhibit 99.1

Colt Defense Announces Senior Management Change

WEST HARTFORD, Conn. (August 22, 2013) —Colt Defense LLC, a leading developer and manufacturer of small arms for the global military, law enforcement and sporting markets, today announced the appointment of Dennis Veilleux as President and CEO effective immediately.  Mr. Veilleux was most recently President and CEO of New Colt Holding Corp., which was acquired by Colt Defense last month.  Mr. Veilleux replaces Gerald R. Dinkel, who will remain on Colt Defense’s Governing Board.

Commenting on the leadership transition, Governing Board Chairman, Daniel J. Standen, said, “During his tenure as CEO, Gerry Dinkel has been instrumental in Colt’s transformation into a more diversified business, including the recent completion of the acquisition of New Colt Holding Corp. We are grateful to Gerry for his valuable contribution to the Company and look forward to supporting Dennis Veilleux as the new CEO of the re-unified Colt. Dennis has 27 years of experience in the firearms industry and has achieved considerable success in his stewardship of New Colt Holding Corp.’s growth in the commercial firearms market. We believe this succession positions Colt Defense well to address the different opportunities and challenges faced by the business.”

About Colt Defense LLC

Colt Defense LLC is one of the world’s oldest and most revered designers, developers and manufacturers of firearms and small arms weapons systems for military, law enforcement and sporting uses. Colt Defense LLC and its predecessors have supplied firearms and small arms weapons systems to the United States Government, the Canadian Government and other governments throughout the world for more than 160 years.  The Company’s portfolio of products and services continues to meet evolving global military, law enforcement and consumer requirements.  Colt Defense’s facilities are located in Connecticut and Ontario, Canada.  More information on Colt Defense LLC is available at www.colt.com.

Contact

Colt Defense LLC

Scott Flaherty

1-860-232-4489